Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2013
FOURTH QUARTER ENDED FEBRUARY 2, 2013

Consolidated Results

Fourth Quarter

Sales

Fiscal 2013 fourth quarter net sales increased 10% to $797 million from $723 million in the fourth quarter of Fiscal 2012. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company's direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Store Sales
	4th Qtr	4th Qtr
Same Store Sales:	FY13	FY12	FY13	FY12
Journeys Group	(1)%	12%	6%	14%
Schuh Group*	5%	na	7%	na
Lids Sports Group	(12)%	13%	(4)%	12%
Johnston & Murphy Group	0%	8%	3%	10%
Total Genesco	(4)%	12%	3%	13%
*Partial year
	4th Qtr	4th Qtr
Comparable Direct Sales:	FY13	FY12	FY13	FY12
Journeys Group	14%	14%	8%	28%
Schuh Group*	17%	na	13%	na
Lids Sports Group	27%	(8)%	9%	11%
Johnston & Murphy Group	10%	12%	13%	16%
Total Genesco	17%	4%	11%	17%
*Partial year
	4th Qtr	4th Qtr
Same Store and Comparable Direct Sales:	FY13	FY12	FY13	FY12
Journeys Group	(1)%	12%	6%	14%
Schuh Group*	7%	na	8%	na
Lids Sports Group	(10)%	12%	(3)%	12%
Johnston & Murphy Group	2%	9%	4%	11%
Total Genesco	(2)%	11%	3%	13%
*Partial year

February same store sales decreased -10% and direct sales increased 9% on a comparable basis. Comparable sales, including both same store sales and comparable direct sales, decreased -9%.

Exhibit 99.2

Gross Margin

Fourth quarter gross margin was 48.2% this year compared with 49.0% last year, reflecting lower gross margins at retail, driven by heavier promotions at Lids and changes in sales mix in other divisions.

SG&A

Selling and administrative expense for the fourth quarter decreased to 38.4% of sales from 39.1% for the same period last year, reflecting primarily lower incentive compensation accruals this year compared with last year's fourth quarter. Included in expenses this quarter is $3.2 million, or $0.14 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $2.9 million or $0.12 per diluted share of deferred purchase price and $0.1 million in acquisition expenses. Excluding these items from both periods, SG&A as a percent of sales fell to 37.9% from 38.7% last year, or an 80 basis point improvement. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in fourth quarter SG&A expense, but not eliminated from the adjusted expense, is $6.3 million, or $0.20 per diluted share, this year and $2.9 million, or $0.09 per diluted share, last year related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £25 million to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh's performance, that it will be earned.

Asset Impairment and Other

Asset impairment and other charges for the fourth quarter of Fiscal 2013 include expenses of $15.4 million related to assessments by the major payment card companies in connection with the criminal intrusion into the portion of the Company's computer network that processes payment card transactions in some of our retail stores announced in December 2010. As we indicated in our January 15, 2013 press release, payment card receivables due to the Company have been withheld to satisfy the assessments. The Company intends to contest these actions vigorously, and has recently filed suit against one of the card companies to recover the withheld payment card receivables related to its assessments. Last year's fourth quarter included a $0.2 million charge for network intrusion expenses.

Additionally, asset impairment and other charges for the fourth quarter of Fiscal 2013 include asset impairment expenses of $0.7 million compared with $0.6 million for other legal matters in last year's fourth quarter.

Operating Income

Genesco's operating income for the fourth quarter was $62.6 million this year compared with $70.8 million last year. Operating income this year included the intrusion expense and other charges of $16.1 million and the $3.2 million expense for the Schuh acquisition-related deferred purchase price discussed above. Last year, fourth quarter operating income included $0.8 million of asset impairment and other charges and $3.0 million in deferred purchase price and acquisition expenses. Excluding these items from both periods, operating income for the fourth quarter was $82.0 million this year compared with $74.5

Exhibit 99.2

million last year. Adjusted operating margin was 10.3% of sales in both years. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.4 million, compared with $1.6 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $61.2 million, including the $19.3 million of intrusion charges, asset impairments, and deferred purchase price expense referenced above. Last year, fourth quarter pretax earnings were $69.2 million, which reflected approximately $3.8 million of asset impairments and other charges and the deferred purchase price expense. Excluding these items from both years' results, pretax earnings for the quarter were $80.6 million this year compared to $72.9 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 36.8% this year, compared to 40.0% last year. The adjusted tax rate, reflecting the exclusion of the expenses discussed above, was 36.2% this year compared to 34.8% last year. The difference in tax rate is due primarily to the non-deductibility of the deferred purchase price expense for U.S. tax purposes, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes
Earnings from continuing operations were $38.7 million, or $1.63 per diluted share, in the fourth quarter this year, compared to earnings of $41.5 million, or $1.72 per diluted share, in the fourth quarter last year. Excluding the items discussed above and adjusting for this year's lower tax rate, fourth quarter earnings from continuing operations were $51.4 million or $2.16 per diluted share this year, compared with $47.5 million or $1.97 per diluted share last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Fiscal Year 2013

Consolidated net sales increased 14% for Fiscal 2013.

Same store sales for the year increased 3% and the comparable direct sales increased 11%. Comparable sales, including both same store sales and comparable direct sales, increased 3%.

For the full year, operating income was $168.0 million compared to $143.9 million last year. Excluding the items discussed above, adjusted operating income was $197.1 million, compared to $160.4 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is provided in the schedule at the end of this document.

Diluted earnings per share for Fiscal 2013 increased to $4.62 from $3.48 last year. Excluding the items discussed above, adjusted earnings per share were $5.06 compared with $4.09 last year, or a 24% increase. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group's sales for the fourth quarter increased 6% to $241 million from $227 million last year.

Same store sales for the quarter decreased 12% this year compared to a 13% increase last year. Comparable direct sales increased 27% compared with a decrease of 8% last year. Comparable sales, including both same store and comparable direct sales, decreased 10% this year compared to a 12% increase last year. February same store sales decreased -13%; e-commerce sales increased 38%; and combined comparable sales were down -11%.

The Group's gross margin as a percent of sales decreased 160 basis points compared to last year, primarily due to heavier promotions in the quarter. SG&A expense as a percent of sales increased 70 basis points due to negative expense leverage caused by the negative comparable sales.

The Group's fourth quarter operating income was $27.5 million, or 11.4% of sales, down from $31.3 million, or 13.8% of sales, last year.

For the full Fiscal 2013, sales for the Group increased 4% to $791 million. Operating income increased by 4.2% to $85.8 million. Operating income as a percent of sales was flat at 10.8% this year and last year.

Journeys Group

Journeys Group's sales for the quarter increased 7% to $337 million from $317 million last year.

Same store sales for the Group were down -1%, compared with a 12% increase last year; comparable direct sales increased 14% both years; and combined comparable sales decreased -1% this year compared with a 12% increase last year. February same store sales decreased -9%; comparable direct sales increased 26%; and combined comparable sales decreased -8%.

Average Selling Prices (ASP) for footwear in Journeys stores in the fourth quarter increased 3.9% compared with an ASP increase of 6.7% in the fourth quarter last year. The ASP increase for the full fiscal year was 6.5% compared with 2.1% last year. ASP's began to moderate in the second half of this year. The first half ASP's averaged an increase of 9.0%.

Gross margin for the Journeys Group decreased by about 30 basis points in the quarter, due primarily to product mix driving a slightly lower initial markon.

The Journeys Group's SG&A expense was flat as a percent of sales for the quarter, primarily reflecting lower incentive compensation accruals compared with last year. The Company's EVA-based incentives are calculated based on formulas that are highly leveraged to performance.

The Journeys Group's operating income for the quarter was $42.5 million, or 12.6% of sales compared to $40.6 million or 12.8% of sales last year.

For Fiscal 2013, the Group's sales increased 9% to $1.1 billion. Operating income increased by 29.7% to $106.9 million. Operating income as a percent of sales was 9.6% this year compared to 8.1% last year.

Exhibit 99.2

Schuh Group

Schuh's sales in the fourth quarter were $127 million, compared to $100 million last year, an increase of 27%. This sales increase was driven by a 12% increase in square footage in the quarter and a combined comparable sales increase of 7%. Same store sales increased 5% and comparable direct sales increased 17% from the fourth quarter last year. E-commerce sales represented 17% of Schuh's total sales for the quarter. February same store sales were down -11%; comparable direct sales decreased -11%; and combined comparable sales decreased -11%.

Schuh's gross margin was down 20 basis points in the quarter. Expenses, excluding the deferred purchase price expense as a percent of sales, increased by 70 basis points due to the contingent bonus accrual, which added 210 basis points to SG&A this year versus last year, more than offsetting healthy occupancy expense leverage.

Operating income was $8.7 million, which included $3.2 million of expense related to the deferred purchase price discussed above. This compares with operating income of $7.4 million last year, including $2.9 million of deferred purchase price expense. Excluding the deferred purchase price accruals, but including the contingent acquisition bonus accrual of approximately $6.3 million or about 5% of sales this year and $2.9 million or about 3% of sales last year, adjusted operating income was $11.9 million or about 9.4% of sales compared with $10.3 million or 10.3% of sales last year. Excluding the acquisition-related bonus in both years, Schuh's operating margin would have been 14.3%, compared with 13.2% last year. This improved operating leverage was driven by the combined comparable sales increase of 7%. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is provided in the schedule attached to this document.

For Fiscal 2013, Schuh's sales increased 75% to $370 million. Operating income was $7.9 million compared to $11.7 million last year. Operating income as a percent of sales was 2.1% this year compared to 5.5% last year. Numbers for Fiscal 2012 include only seven months of operations, since the Schuh business was acquired in June 2011.

Johnston & Murphy Group

Johnston & Murphy Group's fourth quarter sales increased 15%, to $69 million, compared to $60 million in the fourth quarter last year.

Johnston & Murphy's wholesale sales increased 39% in the quarter. For the full year, wholesale sales grew 21% and represented 28% of the Group's sales. Same store sales were flat; direct sales increased 10%; and combined comparable sales increased 2% on top of a 9% increase last year. Direct sales represented about 11% of Johnston & Murphy's annual sales in Fiscal 2013. February same store sales were flat; e-commerce and catalog sales decreased -3%; and combined comparable sales decreased -1%.

Johnston & Murphy's gross margin decreased by about 90 basis points for the quarter, due primarily to changes in the wholesale/retail sales mix. SG&A expense as a percent of sales dropped by 120 basis points due primarily to changes in the wholesale/retail sales mix and a lower incentive compensation accrual. Operating income was $6.8 million or 9.8% of sales compared to $5.7 million, or 9.4% of sales last year.

For the full Fiscal 2013, sales increased 10% to $222 million. Operating income increased by 15.0% to $15.7 million. Operating income as a percent of sales was 7.1% this year compared to 6.8% last year.

Exhibit 99.2

Licensed Brands

Licensed Brands' sales increased 14% to $23 million in the fourth quarter, compared to $20 million in the fourth quarter last year. Gross margin was up 50 basis points, due primarily to the faster growth of sales in the SureGrip line, which carries a higher gross margin than the balance of the segment.

SG&A expense as a percent of sales was up about 100 basis points due to higher bonus accruals.

Operating income for the quarter was $1.5 million in both years, or 6.9% of sales this year compared with 7.4% of sales, last year.

For Fiscal 2013, Licensed Brands' sales increased 11% to $108 million. Operating income increased by 6.4% to $10.1 million. Operating income as a percent of sales was 9.3% this year compared to 9.7% last year.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $60 million compared with $54 million last year. We ended the quarter with $51 million in debt, compared with $41 million last year. During the quarter, we purchased 154,793 shares of stock at a cost of $8.2 million. For the full year, we spent $38 million on stock buybacks and $24 million on acquisitions in the Lids Sports Group.

Inventory

Inventories increased 16% in the fourth quarter on a year-over-year basis.

Equity

Equity was $811 million at year-end, compared with $718 million at the end of last year. During the fourth quarter of Fiscal 2013, we used approximately $8 million of cash to purchase 154,793 shares of Genesco stock at an average price of $53.15 per share. For the year, we have purchased 645,904 shares at a total cost of $37.6 million, or $58.29 per share.

Capital Expenditures

For the fourth quarter, capital expenditures were $18.9 million and depreciation was $16.6 million. During the quarter, we opened 23 new stores, acquired 13 stores, and closed 25 stores. We ended the quarter with 2,459 stores compared with 2,387 stores at the end of the fourth quarter last year, or an increase of 3%. Square footage increased 5% on a year-over-year basis. The store count as of February 2, 2013 included:

Exhibit 99.2

909	Lids stores (including 98 stores in Canada)
90	Lids Locker Room stores
54	Lids Clubhouse stores
820	Journeys stores (including 24 stores in Canada)
156	Journeys Kidz stores
51	Shï by Journeys stores
130	Underground by Journeys stores
92	Schuh stores and concessions (including three Kids stores)
157	Johnston & Murphy stores and factory stores (including five stores in Canada)
2,459	TOTAL STORES

For Fiscal 2014, we are forecasting capital expenditures to be about $110 million to $120 million and depreciation to be about $67 million. Our current store openings (assuming 165 new stores) and closing plans by chain are as follows:

Company	New	Close
Journeys Group	55	23
Journeys stores (U.S.)	20	10
Journeys stores (Canada)	12	—
Journeys Kidz stores	20	3
Shï by Journeys	3	3
Underground by Journeys	—	7

Johnston & Murphy Group	15	3

Schuh Group	15	5
Concessions	—	3
Schuh stores	15	2

Lids Sports Group	80	2
Lids hat stores (U.S.)	20	1
Lids hat stores (Canada)	10	—
Lids Locker Room	35	1
Lids Clubhouse	15	—
Total Openings and Closings	165	33

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers;

Exhibit 99.2

disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.